CAUSE NO. 2003-41017

ICOWORKS HOLDINGS, INC.	)	IN THE DISTRICT COURT OF
)
V.	)	HARRIS COUNTY, TEXAS
)
NETWORK INTERNATIONAL INC.	)
PREMIER AUCTIONEERS	)
INTERNATIONAL INC., AND	)
CRAID CANNON	)	125TH JUDICIAL DISTRICT

RELEASE AND SETTLMENT AGREEMENT

     This Release and Settlement Agreement (“Agreement”) is entered into to be effective as of the 29th of August, 2003, by and between Icoworks Holdings, Inc. (“Plaintiff”), Network International Inc. and Premier Auctioneers International, Inc. (collectively “Settling Defendants”), and James Richie, David Long and Scott Felker (collectively, the “Individuals”). In this Agreement, the Plaintiffs, the Settling Defendants and the Individuals may sometimes be referred to collectively as the “Parties”.

     1.  WHEREAS, there is a lawsuit pending in the District Court of Harris County, Texas styled Cause No. 2003-41017; Icoworks Holdings, Inc. v. Network International Inc., Premier Auctioneers International Inc., and Craig Cannon (the “Lawsuit”).

     2. WHEREAS, the Parties desire to avoid any further controversy regarding matters currently and/or potentially at issue between them in the Lawsuit or otherwise;

     3. THEREFORE, to accomplish that end, the Parties, in consideration of the covenants and payment provided for herein, have agreed to compromise and settle fully their dispute and any potential dispute between them on the terms set out below.

     4. Release by the Plaintiffs: For good consideration, Plaintiff acting for itself, its agents, officers, representatives and attorneys, individually and collectively, hereby RELEASE, ACQUIT and DISCHARGE Settling Defendants, individually and collectively, and each of their respective present and former employees, officers, directors, agents, subsidiaries, affiliates, successors, successors in interest, predecessors, assigns, insures, and attorneys, of and from any and all claims, demands, liabilities or causes of action, legal or equitable, of any kind whatsoever from the beginning of the world to the date hereof, including but not limited to those relating to or arising from the allegations made the basis of any claims in the Lawsuit and from any and all claims, demands, liabilities or causes of action that were made or could have been made in the Lawsuit or that accrued on or before the effective date of this Agreement by, between or among the Parties; provided, however, that notwithstanding anything in this paragraph or Agreement, Plaintiff does not release, acquit or discharge Defendant Craig Cannon from any claims.

     5. Release by the Individuals: For good considerations, the Individuals and hereby RELEASE, ACQUIT and DISCHARGE Settling Defendants, individually and collectively, and each of their respective present and former employees, officers, directors, agents, subsidiaries, affiliates, successors, successors in interest, predecessors, assigns, insurers, and attorneys, of and from any and all claims, demands, liabilities, contracts or causes of action, legal or equitable, of any kind whatsoever from the beginning of the world to the date thereof, including but not limited to those relating to or arising from the allegations made the basis of any claims in the Lawsuit and from any and all claims, demands, liabilities or causes of action that were made or could have been made in the Lawsuit or that accrued on or before the effective date of this Agreement by, between or among the Parties. The Individuals expressly disclaim any right to purchase or otherwise obtain ownership of any real property from Settling Defendants.

     6. Release by Settling Defendants: For good consideration, Settling Defendants hereby RELEASE, ACQUIT and DISCHARGE the Plaintiff and the Individuals, and each of their respective employees, former employees, officers, directors, agents, subsidiaries, affiliates, successors, successors in interest, predecessors, assigns, insures, and attorneys of and from any and all claims, demands, liabilities or causes or action, legal or equitable, of any kind whatsoever from the beginning of the world to the date hereof, including but not limited to those relating to or arising from the allegations made the basis of the Lawsuit and from any and all claims, demands, liabilities or causes or action that were made or could have been made in the Lawsuit or that the accrued before the effective date of this Agreement by and between the Parties; provided, however, that notwithstanding anything in this paragraph or Agreement, Settling Defendants do not release, acquit or discharge Defendant Craig Cannon from any claims.

     7. Dismissal of Lawsuit With Prejudice: For the consideration cited herein, the Plaintiff and Settling Defendants hereby agree to dismiss all claims against each other in the Lawsuit, including without limitation any claims and counterclaims, with prejudice, with each party to bear and be responsible for their own costs and attorney’s fees.

     8. Payment to Settling Defendants: For good consideration, Plaintiff agrees to pay Defendant Network International Inc. the total sum of $1,000,000.00 (One Million Dollars) before 5:00 p.m. today, by delivery of a bank check in that amount payable to Settling Defendants’ attorneys of record, Gibbs & Bruns, L.L.P. (the “First Payment”). Settling Defendants agree that such funds will not be released to Settling Defendants by Gibbs & Bruns, L.L.P. until 1) stock certificates representing 100% of Premier Auctioneers International Inc. are endorsed and delivered to the offices of James D. Pierce with any and all stock transfer records and corporate books; and 2) a master assignment of all contracts to be assigned is delivered to

Plaintiff’s counsel; and 3) a CD Rom of the hybrid software is delivered to Icoworks in Tulsa. Plaintiff further agrees to pay Defendant Network International Inc. the total sum of $400,000.00 (Four Hundred Thousand Dollars) on the business day following Network International Inc.’s declaration that it is in receipt of documentation releasing a bridge loan mortgage, or on Monday, September 8, 2003, whichever is later (the “Second Payment”). The Second Payment shall be by check from the trust account of James Pierce, made payable to Network International Inc.

     9.  Conveyance of Premier and Land to Plaintiff: For good consideration, Settling Defendants agree to convey all of the assets and shares of Premier Auctioneers International, Inc. to Plaintiff, effective immediately upon receipt today of the First Payment. The terms of such conveyance are set forth in the letter agreement between the parties dated July 11, 2003 (attached as Exhibit “A” hereto), of which paragraph 6, 7, 10, 12, 13, 14 and 16 remains applicable and is in full force and effect. The parties agree to complete and sign the Asset Purchase Agreement, attached hereto as Exhibit “B”, and to take reasonable steps to effect to smooth transition of the Premier Auctioneer business from Settling Defendants to Plaintiff, including executing such documents necessary to effect this agreement. Other than filling in the blanks, no changes shall be made to Exhibit B unless by Agreement of both Network International, Inc. and Icoworks Holdings, Inc.

     Further, Settling Defendants agree to convey by General Warranty Deed to Plaintiff the real property located in Midland County, Texas which is more particularly described in Exhibit “C” hereto (the “Land”). Such conveyance shall be made on the day following Network International Inc.’s declaration that it is in receipt of documentation releasing bridge loan mortgage, but in no event earlier than Monday, September 8, 2003. Such conveyance shall be accomplished by Network International Inc. executing and delivering the General Warranty

Deed (attached hereto as Exhibit “B”) to Plaintiff immediately following Network International Inc.’s receipt of the Second Payment. Network will cause the releases of the bridge loans to be delivered with the General Warranty Deed for filing in the appropriate county.

     The Parties agree to defend against any efforts by any other person or entity to prevent the conveyance of the Land. However, it is agreed by the Parties that Plaintiff remains obligated to accept conveyance of the Land (and to make the Second Payment to Network International Inc. on the same day) unless any Party to this Agreement is judicially enjoined or restrained from doing so. Further, if a Party becomes judicially enjoined or restrained from completing conveyance of the Land to Plaintiff, then it is agreed that Plaintiff shall remain obligated to accept conveyance of the Land (and to make the Second Payment to Network International Inc. on the same day as such conveyance) immediately upon the expiration or removal of such injunction or restraint.

     10. Execution: Each of the Parties is executing this Agreement on behalf of themselves as well as on behalf of their employees, former employees, officers, directors, agents, subsidiaries, affiliates, successors, successors in interest, predecessors, assigns, insurers, and attorneys, with the exception of Craig Cannon.

     11. Representation of No Transfer: The Plaintiff and the Individuals represent that they have not transferred, subrogated, hypothecated, assigned or otherwise encumbered, in whole or in part, to any entity or individual, any of the claims they may have against Settling Defendants.

     12. Biding Effect: This Agreement shall inure to the benefit of and be binding upon the successors, successors in interest, assigns, heirs, legal representatives and insurers of the Parties.

     13. Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be deemed to be and have the same force and effect of an original, and all of which, taken together, shall constitute and be constructed as a single agreement. A copy of this Agreement shall have the same force and effect as an original.

     14. Confirmation of Agreement: The signatures to this Agreement represent that they have read it, have consulted with counsel regarding its terms, fully understand the rights and obligations described in this Agreement, and execute this Agreement of their own free will.

     15. Authorization for Execution: The signatories to this Agreement represent and warrant that they are duly authorized to execute this Agreement on behalf of the Parties that they represent.

     16. Entire Agreement: This Agreement embodies the entire agreement between the Parties and supersedes any and all representations, discussions, or agreements concerning the matters addressed herein. In making this Agreement, the Parties warrant that they have not relied upon any statements or representations other than what is contained in this Agreement. The Agreement may be amended only by an instrument in writing executed by the Parties, except that the authorized legal representative of any party may execute such an agreement on behalf of any party.

     17. Construction: This Agreement shall not be construed against any party because of such party’s involvement in the preparation or drafting of this Agreement. This Agreement is entered into so as to avoid a potentially expensive and time-consuming dispute and shall not be construed as an admission of liability or wrongdoing by any Party. All such liability is specially denied.

     18. Jurisdiction and Governing Law: This Agreement shall be enforced in accordance with the laws of the State of Texas. Venue of any litigation concerning this Agreement shall be in Harris County, Texas.

NETWORK INTERNATIONAL INC.

By:	/s/ Boyd Heath

Boyd Heath, CEO

ICOWORKS HOLDING, INC.

By:	/s/ Graham Douglas

Graham Douglas

JAMES RICHIE, Individually

DAVID LONG, Individually

SCOTT FELKER, Individually